SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

July 22, 2002

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

On July 22, 2002, CSB Bancorp, Inc. released a quarterly report to shareholders that included its financial statements for the period ended June 30, 2002. A copy of the quarterly report to shareholders is attached to this report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Quarterly report to shareholders for the period ended June 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: July 24, 2002	By: /s/C. James Bess
C. James Bess Chairman, President and CEO

Exhibit 99.1

To our Shareholders:

The Company recorded net income for the first six months of 2002 of $881,000, or $.33 per share.  Continued improvement in asset quality enabled management to remove $242,000 from the Allowance for Loan Losses, which increased net income by approximately $160,000.  Other income continues to outperform last year, while operating expenses have been reduced from the previous year.

Due to numerous factors, the Federal Reserve has not raised interest rates as had been anticipated by the markets, and therefore the Bank’s prime lending rate has remained at historical low levels.  Any action, or inaction, by the Federal Reserve will have an impact on the second half results.  However, 2002 financial performance is expected to significantly outperform the performance of 2001, when the Company had net income of $1,059,000.  The Company completed the first six months of 2002 with a capital-to-assets ratio of 11.25% and a per share book value of $12.65.

As was noted in a recent news release, CSB has been released from the Written Agreement with its state and federal regulators.  The Company has made great strides over the past eighteen months, and is currently looking to the future for opportunities to build on that strength.  Also, the Company recently paid a second quarter 2002 dividend.

Thank you for your continued support of CSB as the Company moves forward.  We ask that you look to CSB for all of your financial services needs.  CSB, where the future is now!

/s/ C. James Bess

C. James Bess
Chairman, President and CEO

QUARTERLY REPORT

JUNE 30, 2002

CSB

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	JUNE 30 2002 2001
ASSETS:
Cash and due from banks	$10,460	$11,941
Federal funds sold	14,859	15,665
Securities	79,261	88,808
Net loans	177,730	179,146
Premises & equipment, net	9,084	9,439
Other assets	4,512	6,122
TOTAL ASSETS	$295,906 ======	$311,121 ======
LIABILITIES:
Deposits	$232,498	$259,991
Securities sold under agreements to repurchase	13,361	11,835
Other borrowings	15,721	7,674
Other liabilities	1,048	946
TOTAL LIABILITIES	$262,628	$280,446
SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,414
Retained earnings	11,170	8,790
Treasury stock	(1,154)	(1,339)
Accumulated other comprehensive income	174	136
TOTAL SHAREHOLDERS’ EQUITY	$33,278	$30,675
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$295,906 ======	$311,121 ======

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	SIX MONTHS ENDED
	JUNE 30
	2002	2001
INTEREST INCOME:
Interest & fees on loans	$6,272	$9,106
Interest on securities	2,100	2,318
Other interest income	114	193
TOTAL INTEREST INCOME	$8,486	$11,617
INTEREST EXPENSE:
Interest on deposits	$3,310	$5,709
Other interest expense	280	451
TOTAL INTEREST EXPENSE	$3,590	$6,160
Net interest income	$4,896	$5,457
Less provision for loan losses	(242)	2,709
Net interest income after provision for loan losses	$5,138	$2,748
Total other income	1,075	998
Total other expense	5,418	5,876
Benefit from income taxes	(86)	(1,080)
NET INCOME	$881 =====	$1,050 ====
EARNINGS PER SHARE	$.33	$.40

FINANCIAL HIGHLIGHTS
(000 OMITTED) EXCEPT SHARE DATA

	JUNE 30 2002 2001
Assets	$295,906	$311,121
Net loans	177,730	179,146
Securities	79,261	88,808
Deposits	232,498	259,991
Shareholders’ equity	33,278	30,675
Net income	881	(1,050)
Earnings per share	.33	(.40)
Book value per outstanding share	12.65	11.69
*Quarterly price per share: High Low	19.85 18.75	19.00 15.75

*Includes transactions reported by market makers and private transactions known to the Company.

KEY RATIOS

	JUNE 30 2002 2001
Return on average assets	.61%	(.68%)
Return on average equity	5.39%	(6.71%)
Loan to deposit	78.06%	71.97%
Equity to assets	11.25%	9.86%

Copies of

CSB BANCORP, INC.

S.E.C. Filings may be obtained by writing:

A. Lee Miller, CFO

CSB BANCORP, INC.

6 West Jackson Street

Millersburg, Ohio  44654

(800) 654-9015 or 330-674-9015

Stock Symbol:  CSBB.OB

Website:  www.csb1.com